EXHIBIT 11.1

                      AMERICAN MOBILE SATELLITE CORPORATION
                    COMPUTATIONS OF EARNINGS PER COMMON SHARE
                    (in thousands, except per share amounts)

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                                                                     Year Ended December 31,
                                                                     -----------------------
                                                            1997               1996           1995
                                                            ----               ----           ----
BASIC EARNINGS PER SHARE CALCULATION
------------------------------------

Net Loss                                                 ($119,207)         ($134,638)      ($66,917)
                                                         ==========         ==========      =========

Net Loss per common share                                   ($4.74)            ($5.38)        ($2.69)
                                                            =======            =======        =======

Weighted-average common shares outstanding                  25,131             25,041         24,900
                                                            =======            ======         ======


DILUTED EARNINGS PER SHARE CALCULATION
--------------------------------------

Net Loss  (1)                                            ($119,207)         ($129,244)      ($66,917)
                                                         ==========         ==========      =========

Net Loss per common share                                   ($4.73)            ($5.13)        ($2.65)
                                                            =======            =======        =======

Weighted-average common shares outstanding (2)              25,197             25,179         25,278
                                                            ======             ======         ======


(1)  Calculated as follows:                                 1997               1996           1995
                                                            ----               ----           ----

Primary net loss                                         ($119,207)         ($134,638)      ($66,917)
Amortization of debt discount                                   --              2,253             --
Interest on convertible debt                                    --              3,141             --
                                                         ----------         ----------      ---------
                                                         ($119,207)         ($129,244)      ($66,917)
                                                         ==========         ==========      =========

(2) Calculated as follows:
      Historical weighted average number of shares          25,131             25,041         24,900
      Assumed exercise of stock options                          2                 63             92
      Assumed exercise of stock purchase                        64                 75            286
                                                         ----------           --------      --------
warrants
                                                            25,197             25,179         25,278
                                                            ======             ======        =======

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